FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Federal Trust Corporation

(Exact name of registrant as specified in its charter)

Florida	59-2935028

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

312 West First Street Sanford, Florida	32771

(Address of principal executive officers)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchanges Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:
      N/A                                                             (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s securities to be Registered Pursuant to Item 202 of Regulation S-B §228.202.

(a)   Common or Preferred Stock.

1.  Common Stock Dividend, Voting and Preemption Rights:

     Federal Trust Corporation.’s (“FTC”) Articles of Incorporation do not provide for preemptive rights with respect to the issuance of shares. The holders of FTC common stock have sole voting rights on all matters required to be voted and acted upon by the shareholders. Holders of FTC common stock are entitled to receive dividends, if any, when and as declared by the Board of Directors out of funds legally available to pay dividends. Holders of FTC common stock do not have preemptive or other subscription rights, are not subject to further calls or assessments of FTC and upon liquidation are entitled to share ratably in the assets available for distribution to holders of FTC capital stock.

2.  Preferred Stock, Dividend, Voting, Conversion and Liquidation Rights:

     FTC’s Articles of Incorporation do not authorize the issuance of preferred stock.

3.  Other Material Rights of Common or Preferred Stockholders:

     None.

4.  Provisions that would delay, defer or prevent a change in control:

     FTC’s Articles of Incorporation provide for three one-year staggered terms for its directors, therefore, only one class of directors is subject to reelection in ay one given year. Furthermore, a the granting of voting rights to an individual who effects a Control Share Acquisition (as defined in Section 607.0902, Florida Statutes) or the approval of a business combination (such as a merger, share exchange, or bulk asset sale) requires a two-thirds vote of shareholders.

(b)   Debt Securities:

     FTC is not offering or registering debt securities.

(c)   Other Securities to be Registered:

     None.

Item 2. Exhibits

     The following exhibits are or have been filed with the Securities and Exchange Commission by reference into this registration statement. The exhibits which are marked by a single asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from FTC’s Registration Statement on Form SB-1, as effective with the SEC on October 7, 1997, Registration No. 333-30883. The exhibits which are marked by a double asterisk (**) were previously filed with the SEC, and are hereby incorporated by reference from Registrant’s 1998 Definitive Proxy Statement.

The exhibits which are marked with a triple asterisk (***) were previously filed with the SEC, and are hereby incorporated by reference from Registrant’s 1999 Definitive Proxy Statement. The exhibit numbers correspond to the exhibit numbers in the referenced documents.

Exhibit No.		Description of Exhibit

*	3.1	1996 Amended Articles of Incorporationand the 1995 Amended and Restated Articles of Incorporation of FTC
*	3.2	1995 Amended and Restated Bylaws of FTC
**	3.3	1998 Articles of Amendment to Articles of Incorporation of FTC
***	3.4	1999Articles of Amendment to Articles of Incorporation of FTC
	3.5	Amendment to By-Laws (filed with Form 8-K on November 13, 2001)
*	4.0	Specimen of Common Stock Certificate

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REGISTRANT:	Federal Trust Corporation

DATE:	June 25, 2003

BY:	/s/ Gregory E. Smith
Gregory E. Smith
Chief Financial Officer